TC Global, Inc.

August 12, 2013

Dear Shareholder,

We are in touch to provide you with an update on the progress made since our last communication.  As you may recall, the company pursued a so-called “Section 363 Sale” under the US Bankruptcy Code, and a qualified-bidder auction was held in early January. The goal of the auction was to maximize the value of the properties and rights of TC Global (referred to as the “Estate”), and to find a buyer for the assets of TC Global, thereby enabling store operations under new ownership for the foreseeable future. On January 10 of this year, the US Bankruptcy Court approved the sale of substantially all of TC Global’s assets to Global Baristas LLC, an investment group led by actor Patrick Dempsey, for total consideration exceeding $8.5 million (including assumed liabilities and after adjustments). Global Baristas has stated its intention to continue the operation of Tully’s coffee shops and to retain all of the company’s employees.

The sale closed on Monday, July 1, 2013, effective at the end of the second quarter of 2013. Because the Estate sold assets in this transaction, neither TC Global nor its shareholders have any ongoing ownership interest in the Tully’s coffee shops, nor any interest in Global Baristas, LLC.

TC Global, Inc., along with its counsel and financial advisors, is now tasked with settling the affairs of the Estate, a process which will continue to require oversight and approval by the US Bankruptcy Court. This process involves finalizing and paying Estate creditor obligations and expenses, and paying claims in the order prescribed under Bankruptcy rules and procedures. The process will likely take a number of months. We appreciate your patience and understanding through this process.

While we cannot currently predict the precise outcome of the Estate settlement process, we do not currently expect a significant cash distribution to shareholders.  To the extent there is a distribution, it will be made in accordance with our Articles of Incorporation (as amended), which specify that all or any shareholder distribution would go to the holders of Series A Preferred Stock until their preference is repaid, and the provisions of the law, including the Bankruptcy code, in accord with further orders of the Bankruptcy Court at the appropriate time. Any shareholder distribution will not come close to satisfying the Series A preference, so holders of Common and Series B preferred shares will not receive any distribution on those shares, regardless of the outcome of the Estate settlement process.

We will be in touch as soon as the final details are calculated, and will provide further updates in the interim if there are material developments in the process.

For future updates regarding the process and shareholder status, please visit www.omnimgt.com/TullysCoffee or call (866) 989-3039.

Sincerely,
The TC Global, Inc. Board of Directors

Scott I. Anderson
Janet L. Hendrickson
Greg Hubert
Stephen Loeb